CERTIFICATE OF MERGER
MERGING
G&L MECHANICAL SERVICES, INC. (A DELAWARE CORPORATION)
INTO
UNITEMP, INC. (A DELAWARE CORPORATION)

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware

The undersigned corporations DO HEREBY CERTIFY:

          FIRST: That G&L Mechanical Services, Inc a corporation organized and existing under the laws of the State of Delaware (the "Merging Corporation") and Unitemp, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Surviving Corporation"), agree that the Merging Corporation shall be merged with and into the Surviving Corporation.

          SECOND: That the terms and conditions of the merger (the "Merger") and the mode of carrying the same into effect are as set forth in that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 17, 2003, that was approved, adopted, certified, executed and acknowledged by both the Merging Corporation and the Surviving Corporation in accordance with, and pursuant to, the provisions of Section 251 General Corporation Law of the State of Delaware.

THIRD: That the name of the Surviving Corporation shall be "Unitemp, Inc."
FOURTH: That the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the corporation surviving the Merger.

          FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, and the address of such principal place of business is c/o Pepoc Building Services, Inc., 3220 Corporate Court, Ellicott City, Maryland 21042.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and at no cost, to any stockholder of the Merging Corporation or the Surviving Corporation.
SEVENTH: This Certificate of Merger shall be effective on October 1, 2003.

          IN WITNESS WHEREOF, this Certificate of Merger is hereby signed for and on behalf of each of the Surviving Corporation and the Merging Corporation by their respective Chief Executive Officers, each of whom hereby acknowledges that this Certificate of Merger is the act of that corporation, and each of whom hereby states under the penalties for perjury that the matters and facts set forth herein with respect to

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authorization and approval of the merger are true in all material respects to the best of his knowledge, information, and belief.
ATTEST: /s/ Catherine Davidson Catherine Davidson, Asst. Secretary	UNITEMP, INC. A DELAWARE CORPORATION (THE SURVIVING CORPORATION) By: /s/ Robert Aylward Robert Aylward, Chief Executive Officer
ATTEST: /s/ Catherine Davidson Catherine Davidson, Asst. Secretary	G&L MECHANICAL SERVICES, INC. A DELAWARE CORPORATION (THE MERGING CORPORATION) By: /s/ Robert Aylward Robert Aylward, Chief Executive Officer
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